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                                                                   Exhibit 2.1


                    STOCK PURCHASE AND NOTE PAYOFF AGREEMENT

                  This Stock Purchase and Note Payoff Agreement (the "AGREEMENT"), is dated as of April 7, 1999, by and between Iatros Health Network, Inc., a Delaware corporation ("PURCHASER"), HF Holdings, a Delaware corporation ("SELLER"), Home Technology Health Care, Inc. ("PARENT"), Southland Medical Supplies, Inc., d/b/a Southland Medical Supply, a Tennessee corporation ("COMPANY"), Steven Williams ("WILLIAMS"), Derick Nance ("NANCE"), Michael Carver ("CARVER" and, together with Nance and Williams, the "OTHER PARTIES"), and Continental Illinois Venture Corporation, a Delaware corporation ("CIVC").

                                    RECITALS:

                  WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of the Company (the "SHARES");

                  WHEREAS, Parent is the holder of that certain indebtedness of the Company in favor of Parent in the aggregate amount (including accrued but unpaid interest) of $4,395,460 (the "NOTES");

                  WHEREAS, Seller desires to pay $2,115,000 in full satisfaction of its obligations under the Notes and Parent will cancel the all amounts due under the Notes in exchange for such payment;

                  WHEREAS, Seller now desires to sell and Purchaser desires to purchase, the Shares upon the terms and conditions hereinafter set forth; and

                  WHEREAS, the parties hereto are parties to that certain Distribution and Release Agreement, dated the date hereof (the "RELEASE AGREEMENT"), and Company and WCN, LLC, a Tennessee limited liability company ("WCN"), are parties to that certain Lease Agreement, dated the date hereof (the "LEASE AGREEMENT");

                  NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                             STATEMENT OF AGREEMENT

                                    ARTICLE I

                               PAYOFF OF THE NOTES

                  1.1 PAYOFF OF NOTES. In full satisfaction of all amounts due and owing by the Company to Parent under the Notes, Purchaser shall cause the Company irrevocably to pay to Parent the aggregate sum of Two Million One Hundred Fifteen Thousand Dollars ($2,115,000) (the "PAYOFF AMOUNT"). In exchange for, and immediately upon receipt of the Payoff Amount, Parent agrees to (i) cancel any remaining amounts due under the Notes, (ii) mark all evidences of the Notes as "Paid and Canceled" and (iii) deliver to the Company all evidences of the Notes. Payment of the Payoff Amount shall be made by delivery at the Closing (as defined herein) of a cashier's check or wire transfer to an account designated by Parent.

                                   ARTICLE II

                           SALE AND TRANSFER OF SHARES

                  2.1 PURCHASE AND SALE. Seller shall sell, convey, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase and accept, all of the Shares, duly endorsed for transfer and free and clear of all security interests, liens, charges, pledges, claims, demands or encumbrances.

                  2.2 PURCHASE PRICE. The purchase price for the Shares (the "SHARE PURCHASE PRICE") shall be Five Thousand Dollars ($5,000). Payment of the Share Purchase Price shall be made by delivery at the Closing of a cashier's check or wire transfer to an account designated by Seller.

                  2.3 CLOSING. The closing hereunder (the "CLOSING") shall take place on the date hereof upon the execution and delivery of this Agreement by the parties hereto (the "CLOSING DATE").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  As an inducement to Purchaser to execute this Agreement and to enter into the transactions contemplated by this Agreement, CIVC, Company, Parent and Seller, jointly and severally (except that, with respect to Section 3.6, each such party makes such representation on behalf of itself only, and except for Section 3.7), and the Other Parties (with respect only to (i)

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Section 3.6 (where each such party makes such representation on behalf of itself only) and (ii) with respect to Section 3.7), represent and warrant to Purchaser that:

                  3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY OF THE COMPANY. The Company, Parent and Seller are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. The Company, Parent and Seller have all requisite corporate authority and power to carry on their respective businesses as are now conducted, and to own, lease and operate the assets owned, leased or operated by them.

                  3.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which the Company, Parent or Seller is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of the Company, Parent or the Seller, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which the Company, Parent or Seller is bound, or (iv) any law, rule or regulation applicable to the Company, Parent or Seller, in case of (i)-(iv) above the violation, breach of, or default under which could have a material adverse effect on Company, Parent or Seller.

                  3.3 NO LEGAL BAR. Neither the Seller, Parent nor the Company is prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and the transactions contemplated hereby, and no action or proceeding is pending against Seller, Parent or Company which questions the validity of this Agreement or the transactions contemplated hereby, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  3.4 TITLE; POSSESSION. Seller has good and marketable title to all of the issued and outstanding Shares of the Company, and there are no security interests, liens or other encumbrances whatsoever with respect thereto. Parent has good and marketable title to the Notes, and there are no security interests, liens or other encumbrances whatsoever with respect thereto. There are no options, warrants, convertible securities or other instruments representing, exercisable for or convertible into Shares or any other equity interest in the Company.

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                  3.5 AUTHORIZATION. Seller and Parent have all requisite
corporate power and authority to enter into this Agreement, and Seller and Parent have taken all necessary corporate action to authorize and to execute, endorse and deliver the stock certificate(s) representing the Shares and to authorize the repayment and cancellation of the Notes, respectively. Upon execution and delivery by Seller, Parent and the Company, this Agreement shall be binding and enforceable against Seller, Parent and Company in accordance with its terms.

                  3.6 RELATED PARTY CLAIMS, INDEBTEDNESS AND AGREEMENTS. Effective as of the Closing, except for the Lease Agreement, the Addenda (as defined in the Lease Agreement) there is no (i) outstanding indebtedness (including but not limited to any outstanding checks) between Company and Parent, between Company and Seller, or between Company and any employee, director, employee, or Affiliate of Seller or Parent, (ii) except for the Distribution and Release Agreement, any agreements, contracts or understandings between the Company and any shareholder or director thereof, or any of their respective Affiliates, and (iii) any Claim (as defined herein) by such party hereto or any of its Affiliates against the Company. As used herein, "AFFILIATE" shall mean, as to any individual, corporation, partnership or other entity ("PERSON"), (i) any officer, director, or shareholder of such Person, (ii) any other controlling, controlled by or under common control with such Person, or
(iii) any individual related by blood or marriage to such Person. For purposes of the foregoing definition, "CONTROL" shall mean the ownership of 10% or more of the voting securities of such Person, or the direct or indirect power to direct or cause the direction of the management of a Person, by ownership of equity securities, by contract, or otherwise.

                  3.7 LEASE AGREEMENT. The Other Parties represent and warrant that WCN has good and marketable title to the real property located at 1723 Grand Avenue and 1727 Grand Avenue, Knoxville, Tennessee, and that the Lease Agreement has been duly authorized by all necessary corporate action of WCN.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As an inducement to Seller to execute this Agreement and to enter into the transactions contemplated by this Agreement, Purchaser represents and warrants to Seller that:

                  4.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full authority and power to carry on its business as it is now

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conducted, and to own, lease and operate the assets owned, leased or operated by
it. The Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  4.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or (iv) any law, rule or regulation applicable to Purchaser.

                  4.3 NO LEGAL BAR. Purchaser is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no action or proceeding is pending against Purchaser which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                                    ARTICLE V

                                 INDEMNIFICATION

                  5.1 INDEMNIFICATION BY SELLER, PARENT, CIVC, OTHER PARTIES AND NANCE. Seller, Parent and CIVC hereby agree, jointly and severally, and the Other Parties hereby agree (with respect to Section 3.6), to indemnify and hold Purchaser and the Company, and their respective officers, directors, controlling persons and agents, harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) (any of such items hereinafter referred to as a "CLAIM") asserted against, imposed upon or incurred by Purchaser, its officers, directors, controlling persons and agents, arising out of any inaccuracy in or breach of any of Seller's, Parent's or the Company's representations and warranties, and in the case of each Other Party out of the breach of any

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representation and warranty made by such Other Party, set forth in Article III of this Agreement; PROVIDED, HOWEVER, that none of CIVC, Parent, Seller or the Other Parties shall indemnify Purchaser for or against any Claim arising from a breach of Section 3.6 unless such entity (or any Affiliate thereof) is, in its own capacity, in breach of Section 3.6; PROVIDED, FURTHER, that aggregate amount of all indemnity payments hereunder shall be limited to the sum of the Payoff Amount and the Share Purchase Price. In addition, Nance hereby agrees to indemnify the other parties hereto against any and all Claims made by Rocky Young against the Company.

                  5.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify and hold Seller and Parent harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) asserted against, imposed upon or incurred by Seller arising out of any inaccuracy in or breach of any of Purchaser's covenants or its representations and warranties set forth in Article IV of this Agreement.

                  5.3 CLAIMS PROCESS. As soon as is reasonably practicable after Purchaser, Parent or Seller becomes aware of any claim that it has which is covered under this Article V, Purchaser, Parent or Seller, as the case may be ("INDEMNIFIED PARTY") shall notify the other party ("INDEMNIFYING PARTY") in writing, which notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the claim. In the event of a third party claim which is subject to indemnification under this Article V, the Indemnifying Party shall promptly defend such claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement to the extent that such costs or expenses arise with respect to a claim for which the Indemnifying Party is liable hereunder). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the claim.

                  5.4 SURVIVAL; CLAIMS. The representations and warranties set forth in Articles III and IV above, and the indemnification rights set forth in this Article V, shall survive this Agreement until the second anniversary of the date hereof.

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                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 EXPENSES. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

                  6.2 ATTORNEYS' FEES. In the event any party brings an action to enforce this Agreement, the prevailing party or parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys' fees. Reasonable attorneys' fees shall include reasonable charges allocated for internal counsel.

                  6.3 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, oral or written, between the parties hereto and the Deceased with respect to the subject matter hereof, and contains the entire agreement between such parties with respect to the transactions contemplated hereby. No party to this Agreement shall be entitled to rely on any representation, warranty or agreement not set forth in this Agreement.

                  6.4 AMENDMENTS. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  6.5 SUCCESSORS; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, which consent shall not be unreasonably withheld.

                  6.6 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date actually received by the party in question, by whatever means and however addressed, or (b) the date sent by telecopy, or on the date of personal delivery, if delivered by hand, or on the date signed for if sent, prepaid, by Federal Express or similar nationally-recognized overnight delivery service, to the following addresses, or to such other addresses as either party may request, in the case of Seller, by notifying Purchaser, and in the case of Purchaser, by notifying Seller:


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                  If to Purchaser:     Iatros Health Network, Inc.
                                       4514 Travis Street
                                       Suite 330
                                       Dallas, TX  75205
                                       Attn:  Ronald E. Lusk
                                       Telephone:  (888) 900-1133
                                       Telecopy:  (214) 599-9777

                  With copies to:      Reed Smith Shaw & McClay, LLP
                                       1301 K Street, N.W.
                                       Suite 1100 - East Tower
                                       Washington, DC  20005
                                       Attn:  Scott D. Chenevert, Esq.
                                       Telephone:  (202) 414-9489
                                       Telecopy:  (202) 414-9299

                  If to Seller:        Home Technology Health Care, Inc.
                                       C/o CIVC
                                       231 South La Salle Street, 7th Floor
                                       Chicago, IL
                                       Attn: Keith Yamada
                                       Telephone:  312-828-8021
                                       Telecopy:  312-987-0887

                  With copies to:      Kirkland & Ellis
                                       200 E. Randolph Drive
                                       Chicago, IL 60001
                                       Attn: William S. Kirsch, P.C
                                                 Richard W. Porter
                                       Telephone:  312-861-2000
                                       Telecopy:  312-861-2200


                  6.7 WAIVER. No waiver hereunder shall be valid unless set forth in writing.

                  6.8 SEVERABILITY. In the event that any term or provision of this Agreement or any application thereof shall be held by a tribunal of competent jurisdiction to be unlawful or unenforceable, the remainder of this Agreement and any other application of such term or provision shall continue in full force and effect and the parties shall endeavor to replace the unlawful or unenforceable provision with one that is lawful and enforceable and which gives the fullest effect to the intent of the parties as expressed herein.

                  6.9 NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, the parties hereto, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

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                  6.10 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

                  6.11 CONSTRUCTION. The titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits or schedules hereto.

                  6.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

                  6.13 UNCONDITIONAL RELEASE. Except with respect to this Agreement, the Lease Agreement, the Addenda, the Distribution and Release Agreement (and any side letter referenced therein), Seller and each of Williams, Nance and Carver, on behalf of themselves and their respective Affiliates, hereby forgives, releases and forever discharges each other party hereto, their Affiliates, subsidiaries, officers, directors, agents, servants, employees, attorneys, accountants, legal representatives, predecessors, successors and assigns (collectively, the "RELEASED PERSONS") from all, and any manner of, action or actions, causes of action, suits, obligations, liabilities, trespasses, libels, damages, claims, contests and demands of whatsoever kind or character, in law or in equity, joint or several, known or unknown, suspected or unsuspected, whether having arisen or hereafter to arise, which Seller or Williams, Nance and Carver, and their respective Affiliates, ever had, now has or claims to have, or hereafter can, shall, or for any reason have, against any Released Person arising out of any agreement, document, writing, instrument, transaction, matter, statement, act, omission, thing, or cause whatsoever.

                  6.14 RESIGNATIONS. Each of Williams and Nance hereby resigns from any and all positions with the Company. CIVC represents that all representatives and/or nominees of CIVC have resigned from any and all positions with the Company.

                            [Signature Page Follows]


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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

                                      SOUTHLAND MEDICAL SUPPLY, INC.:


                                      Name:
                                           -------------------------------
                                      Its:
                                          --------------------------------

                                      HF HOLDINGS, INC.:


                                      Name:
                                           -------------------------------
                                      Its:
                                          --------------------------------

                                      IATROS HEALTH NETWORK, INC.:

                                      By:
                                          --------------------------------
                                      Name:  Ronald E. Lusk
                                      Its:  Chairman and Chief Executive Officer

                                      ------------------------------
                                      Steven Williams

                                      --------------------------------
                                      Derick Nance

                                      --------------------------------
                                      Michael Carver


                                      CONTINENTAL ILLINIOS VENTURE CORPORATION

                                      By:
                                          --------------------------------
                                          Name:
                                          Its:

                                      HOME TECHNOLOGY HEALTH CARE, INC.

                                      By:
                                          --------------------------------
                                          Name:
                                          Its:





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